EXHIBIT 99.1

PRESS RELEASE

Kreisler Manufacturing Corporation Rated as one of Top-Performing Companies for 2006 by Aviation Week & Space Technology

Elmwood Park, New Jersey, July 17, 2007 -- Kreisler Manufacturing Corporation (NASDAQ: KRSL) was named by Aviation Week & Space Technology as one of 2006's top-performing aerospace companies with sales less than $250 million. This is the second year in a row that Kreisler has been named to this list.

Kreisler was ranked tenth on the list of top performing companies with a score of 69 out of a possible 99 points. The Aviation Week study develops a composite score using four performance categories: return on invested capital (ROIC), earning power, operating performance and financial health. Each of these performance categories is equally weighted towards the composite score.

Kreisler's scores in each category are presented below:
Total Score	ROIC	Earning Power	Operating Performance	Financial Health
69	47	55	54	79

"We are pleased to have been included in Aviation Week's list of Top-Performing Companies (TPC) for the second year in a row, said Kreisler CEO Michael Stern. We are especially pleased in the improvement of both our overall score and ranking compared to the prior year's TPC study. Our score of 69 points increased 6 points compared to the 2005 TPC study while our overall ranking improved to the 10th position compared to the 20th position. We also repeated our inclusion in the Aviation Week TPC study's list of most improved aerospace companies as measured over five years with sales less than $250 million."

The Aviation Week study appears in the July 16, 2007 issue. The full results of the Top-Performing Companies study, in Excel format, are available online at the following link:

http://www.aviationweek.com/tpc07/tpc07.xls.

Kreisler Manufacturing Corporation is a manufacturer of precision metal components and assemblies for use in military and commercial aircraft engines and industrial gas turbines. These products primarily include tube and manifold assemblies. The Company has two wholly owned subsidiaries: Kreisler Industrial Corporation located in Elmwood Park, New Jersey, and Kreisler Polska Sp. z o.o located in Krakow, Poland.

For more information please contact:

Ned Stern, Chief Financial Officer

Kreisler Manufacturing Corporation

Tel (201) 791-0700 X222

Forward-Looking Statements

Certain oral statements made by management of the Company from time to time and certain statements contained herein or in periodic reports filed by the Company with the Securities and Exchange Commission are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to results of operations and the business of the Company. All such statements, other than statements of historical facts, including those regarding market trends, the Company's financial position and results of operations, business strategy, projected costs, and plans and objectives of management for future operations, are forward-looking statements. In general, such statements are identified by the use of forward-looking words or phrases, including, but not limited to, "estimates," "intended," "will," "should," "may," "believes," "expects," "expected," "anticipates," and "anticipated" or the negative thereof or variations thereon or similar terminology. These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. These forward-looking statements represent the Company's current judgment. The Company disclaims any intent or obligation to update its forward-looking statements. Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from those set forth in or underlying the forward-looking statements.